INDEPENDENT AUDITORS’ CONSENT

We consent to the use in the Registration Statement of Shepard Inc. (an exploration stage company) on Form SB-2 of our report of independent registered public accounting firm, dated January 20, 2005, on the balance sheet of Shepard Inc. (an exploration stage company) as at December 31, 2004 and the related statement of operations, cash flows, and stockholders’ equity for the period from March 9, 2004 (date of inception) to December 31, 2004.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

Vancouver, Canada

/s/ Morgan & Company

May 3, 2005

Chartered Accountants